                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934*


                  Compass International Services Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 20450K 10 8
                  --------------------------------------------
                                (CUSIP Number)

                               February 27, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)                  Page 1 of 6 pages

                                 SCHEDULE 13G

-------------------------                                ---------------------
  CUSIP No. 20450K 10 8                                    Page 2 of 6 Pages
-------------------------                                ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Kenneth W. Murphy

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
          Not Applicable                                        (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 1,586,911(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                 -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  1,586,911(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          1,586,911(a)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
          No                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
          11.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(a) Certain of these shares are held in a trust for the benefit of the reporting person's children. The reporting person is the sole trustee of this trust.

Item 1(a)      Name of Issuer:

                    Compass International Services Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    One Penn Plaza, Suite 4430
                    New York, New York 10119

Item 2(a)      Name of Person Filing:

                    Kenneth W. Murphy

Item 2(b)      Address of Principal Business Office or, if None, Residence:

                    The Mail Box, Inc.
                    3700 Pipestone Road
                    Dallas, Texas 75212

Item 2(c)      Citizenship:

                    United States

Item 2(d)      Title of Class of Securities:

                    Common Stock, par value $.01 per share

Item 2(e)      CUSIP Number

                    20450K 10 8

Item 3.        Type of Person:

                    Not Applicable

                               Page 3 of 6 pages

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:

                    1,586,911 (1)

               (b)  Percent of Class:

                    11.5% (1)

               (c)  Number of shares as to which person has:

                    (i)   Sole power to vote or to direct the vote:
                          1,586,911 (1)

                    (ii)  Shared power to vote or to direct the vote:
                          0

                    (iii) Sole power to dispose or to direct the disposition of:
                          1,586,911 (1)

                    (iv)  Shared power to dispose or to direct the disposition of:
                          0
_________________

(1) Certain of these shares are held in a trust for the benefit of the reporting person's children. The reporting person is the sole trustee of this trust.

                               Page 4 of 6 pages

Item 5.        Ownership of Five Percent or less of a Class:

                    Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

                    Not Applicable

Item 8.        Identification and Classification of Members of the Group:

                    Not Applicable

Item 9.        Notice of Dissolution of Group:

                    Not Applicable

Item 10.       Certification:

                    Not Applicable

                               Page 5 of 6 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date: February 12, 1999

                                    /s/ Kenneth W. Murphy
                                    ___________________________________
                                    Kenneth W. Murphy

                               Page 6 of 6 pages